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                          CONSENT OF INDEPENDENT ACCOUNTANTS

          We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated January 18, 1996, relating to the financial statements and financial highlights appearing in the December 31, 1995 Annual Report to Shareholders of T. Rowe Price Spectrum Fund, Inc. (comprised of Spectrum Growth Fund and Spectrum Income
          Fund). We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

          /s/Price Waterhouse LLP
          PRICE WATERHOUSE LLP
          Baltimore, Maryland
          March 1, 1996